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                         CONSENT OF INDEPENDENT AUDITORS

We consent to incorporation by reference in the registration statement (No. 333-02219) Form S-8 of The Pittston Company of our report dated May 28, 1998, relating to the statements of assets available for plan benefits of the Savings-Investment Plan of The Pittston Company and its Subsidiaries as of December 31, 1997 and 1996, and the related statements of changes in assets available for plan benefits for the years then ended which report appears in the 1997 Annual Report on Form 11-K of the Savings-Investment Plan of
The Pittston Company and its Subsidiaries.

/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP
Richmond, Virginia

June 25, 1998